EXHIBIT 99.1

CHINA BOTANIC PHARMACEUTICAL INC. ANNOUNCES

RECEIPT OF WARNING LETTER

Harbin, China –January 15, 2013 –China Botanic Pharmaceutical Inc. (AMEX: CBP) (formerly Renhuang Pharmaceuticals, Inc.) ("China Botanic" or the "Company"), a developer, manufacturer and distributor of botanical products, bio-pharmaceuticals and traditional Chinese medicines (“TCM”) in China, announced today that it received a warning letter from the NYSE MKT LLC ("NYSE MKT") that the Company  is not in compliance with Section 803(B)(2)(a)(iii) of the NYSE MKT LLC Company Guide (the "Company Guide"), in that it has failed to maintain at least one member of the Audit Committee who is financially sophisticated.  Such non-compliance is a result of the previously announced resignation of Zack Pan from the Company’s  board of directors, audit chair and committees thereof. The Company has until the earlier of its next annual shareholders' meeting or January 11, 2014, whichever comes first or if the next annual meeting is held before March 25, 2013, by March 25, 2013 to regain compliance with the Section 803(B)(2)(a)(iii) of the Company Guide. The Company is continuing its efforts to search for a replacement director who is financially sophisticated and expects that it will appoint a replacement director within the foregoing time period and therefore regain compliance with the applicable listing standards.

ABOUT CHINA BOTANIC PHARMACEUTICAL INC.

China Botanic Pharmaceutical Inc. is engaged in the research, development, manufacturing, and distribution of botanical products, bio-pharmaceutical products, and traditional Chinese medicines ("TCM"), in the People's Republic of China. All of the Company's products are produced at its three GMP-certified production facilities in Ah City, Dongfanghong and Qingyang. The Company distributes its botanical anti-depression and nerve-regulation products, biopharmaceutical products, and botanical antibiotic and OTC TCMs through its network of over 3,000 distributors and over 70 sales centers across 24 provinces in China. For more information, please visit www.renhuang.com.

Safe Harbor Statement

This press release contains certain statements that may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's beliefs, assumptions and expectations of the Company's future operations and financial performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. These forward-looking statements are based on current plans and expectations and are subject to a number of uncertainties including, but not limited to, the Company's ability to manage expansion of its operations effectively, and other factors detailed in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

Company Contact:
China Botanic Pharmaceutical Inc.
Ms. Portia Tan, IR Contact
Tel: 86-451-8260-2162
Email: ir@renhuang.com